Science | Seed | Life

September 25, 2023

Dear Ms. Baughman:

On behalf of S&W Seed Company, I am pleased to extend your temporary short-term position of Interim Chief Financial Officer. Your employment and role as Interim Chief Financial Officer will now be expected to end on April 30, 2024, unless we mutually agree to extend your interim position. You will continue to report to Mark Herrmann, Chief Executive Officer.

As discussed, your bi-weekly salary will remain unchanged. This position is considered an exempt position. In addition to the bonus for which you are eligible for the period ending September 30, 2023, you will also be eligible for a bonus of up to $70,000 upon completion of this extension and successfully meeting the goals outlined in Exhibit A. We will continue to expect that you be in the Longmont office two weeks per month throughout this assignment.

While this letter will serve to reaffirm the offer of employment made to you, it is not intended to constitute a contract of employment, either express or implied. Your employment with S&W Seed Company is at- will and either you or the Company may terminate the relationship at any time.

Please confirm your acceptance of this extension by signing and returning this letter by Tuesday, September 26, 2023. Should you have any questions, please do not hesitate to contact me.

Sincerely,

S&W Seed Company

Andrea McFarlane

Director of Human Resources

I accept the extension of my temporary employment set forth above.

/s/ Vanessa Baughman________ 9/25/2023___
Signature Date

S&W Seed Company | 2101 Ken Pratt Blvd, Suite 201 | Longmont, CO 80501 | www.swseedco.com

S&W Seed Company | 2101 Ken Pratt Blvd, Suite 201 | Longmont, CO 80501 | www.swseedco.com